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                                                                   EXHIBIT 9(d)

                          SCHRODER CAPITAL FUNDS (DELAWARE)

                              FUND ACCOUNTING AGREEMENT



    THIS AGREEMENT dated as of the 9th day of January, 1996, by and between Schroder Capital Funds (Delaware) (the "Fund") and Forum Financial Corp. ("FFC"), both corporations organized under the laws of the State of Delaware.

    WHEREAS, the Fund is registered under the Investment Company Act of 1940 as an open-end management investment company and is authorized to issue shares of common stock in separate Series and Classes;

    WHEREAS, the Fund currently consists of five Series portfolios:
International Equity Fund, Schroder U.S. Equity Fund, Schroder U.S. Smaller Companies Fund, Schroder Emerging Markets Fund Institutional Portfolio and Schroder Latin American Fund;

    WHEREAS, the Fund desires that FFC perform certain fund accounting and related services for each Series of the Fund, and Class thereof, that currently exists or in the future may be created, and FFC is willing to perform those services on the terms and conditions set forth in this Agreement; and

    NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and FFC agree as follows:

    SECTION 1. APPOINTMENT. The Fund hereby appoints FFC as Accounting Services Agent of the Fund and FFC hereby accepts such appointment, all in accordance with the terms and conditions of this Agreement.

    SECTION 2. DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings specified, insofar as the context will allow:

  a) ACT: The term Act shall mean the Investment Company Act of 1940, as amended from time to time.

  b)     BOARD:  The term Board shall mean the Board of Trustees of the Fund.

  c) CLASS: The term Class shall mean any future classes of each Series listed in Appendix A or any class of any Series that the Fund shall subsequently establish.

  d) CUSTODIAN: The term Custodian shall mean Chase Manhattan Bank, NA; or any successor or other custodian acting as such for any current or future Series of the Fund.

  e)     FUND:  The term Fund shall mean Schroder Capital Funds (Delaware).

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  f)     FUND BUSINESS DAY.  The term Fund Business Day shall mean each day that the New York Stock Exchange is open for trading (which excludes the following national business holidays: New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day).

  g) ORAL INSTRUCTION: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FFC in person or by telephone, vocal telegram or other electronic means, by a person or persons reasonably believed in good faith by FFC to be a person or persons authorized by a resolution of the Board of the Fund to give Oral Instructions on behalf of the Fund. Each Oral Instruction shall specify whether it is applicable to all of the Fund or to a specific Series or Class.

  h) PROSPECTUS: The term Prospectus shall mean the then-current prospectus forming a part of an effective Registration Statement of the Fund under the Securities Act of 1933, as amended, and the Act covering the Shares of a Series or Class as the case may be, as the same may be amended or supplemented from time to time.

  i) SERIES: The term Series shall mean each series listed in Appendix A or any series that the Fund shall subsequently establish.

  j) SHAREHOLDERS: The term Shareholders shall mean the registered owners from time to time of the Shares, as reflected on the share registry records of the Fund.

  k) SHARES: The term Shares shall mean the issued and outstanding shares of common stock of the Fund, including any fractions thereof.

  l) WRITTEN INSTRUCTIONS: The term Written Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FFC in original writing containing original signatures, or a copy of such document transmitted by facsimile, including transmission of such signature, or other mechanical or documentary means at the request of a person or persons reasonably believed in good faith by FFC to be a person or persons authorized by a resolution of the Board to give Written Instructions on behalf of the Fund. Each Written Instruction shall specify whether it is applicable to all of the Fund or a specific Series or Class.

    SECTION 3. FURNISHING OF EXISTING ACCOUNTS AND RECORDS. The Fund shall promptly turn over to FFC such of the Accounts and Records (as defined in Section 4(a)) previously maintained by or for it as are necessary for FFC to perform its functions under this Agreement. The Fund authorizes FFC to rely on such Accounts and Records turned over to it and hereby indemnifies and will hold FFC, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any information needed by FFC to knowledgeably perform its functions.

    SECTION 4. SERVICES TO BE PERFORMED. For each Series and Class thereof, FFC shall perform the services listed in this Section. FFC and the Fund's administrator, Schroder Fund Advisors Inc., or sub-administrator, Forum Financial Services, Inc. ("Forum"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

    (a) PREPARATION AND MAINTENANCE OF ACCOUNTS AND RECORDS. To the extent it receives the necessary information from the Fund and its agents by Written or Oral Instructions (as defined in Section 4), FFC shall maintain, in accordance with Rule 31a-1 under the Act, the following accounts and records ("Accounts and Records") relating to the business of the Fund, and each Series and Class thereof, in such form as may be mutually agreed to between the Fund and FFC:

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    1)   Cash Receipts Journal

    2)   Cash Disbursements Journal

    3)   Dividends Paid Record

    4)   Purchase and Sales Journal - Portfolio Securities

    5)   Subscription and Redemption Journals

    6)   Security Ledgers

    7)   Broker-Dealer Ledger

    8)   General Ledger

    9)   Daily Expense Accruals

    10)  Daily Interest Accruals

    11)  Securities and Monies borrowed or loaned and collateral therefore

    12)  Daily Trial Balances

    13)  Investment Income Journal

    14) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions (but not the records the adviser is required to maintain pursuant to 31a-1(b)(5), (6) and (7)), or as agreed upon by the parties hereto.

    The Accounts and Records shall be prepared and maintained in such form, for such periods and in such locations as may be required by Rule 31a-2 under the Act. The Accounts and Records maintained by FFC shall be the property of the Fund, and shall be made available to the Fund promptly upon request. FFC shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records, but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information, FFC shall supply the necessary data for the Fund or accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and FFC shall agree upon from time to time.

    The Fund, prior to 4:00 p.m., Eastern time, will furnish FFC with Written or Oral Instructions containing all necessary information (exclusive of portfolio prices) to perform the above functions and to calculate the net asset value of each Series of the Fund. The Fund shall indemnify and hold harmless FFC from and against any liability arising from any discrepancy between the information received by FFC and used in such calculations and any subsequent information received from the Fund or any of its designated agents or pricing services.

    It shall be the responsibility of the Fund to furnish or cause to be furnished to FFC, the declaration, record, payment dates and amounts of any dividends or income and any other special actions required on or concerning each of its portfolio securities.

    (b) CALCULATION OF NET ASSET VALUE. FFC shall perform the ministerial calculations necessary to calculate the net asset value of each Series and Class of the Fund daily, in accordance with the Fund's current Prospectus except where the Fund has given or caused to be given specific Written or Oral Instructions to utilize a

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different method of calculation.  If required because quotes are not available, portfolio securities shall be given such values as the Fund or its agent provides by Written or Oral Instructions. FFC shall have no responsibility or liability for the accuracy of the information supplied by the Fund; or for any loss, liability, damage or cost arising out of any inaccuracy of such data. FFC shall have no responsibility or duty to include information or valuations to be provided by the Fund or its designated agent in any computation unless and until it is timely supplied to FFC in useable form. Unless the necessary information to calculate the net asset value daily is furnished by Written or Oral Instructions from the Fund or its designated agent, FFC shall incur no liability, and the Fund shall indemnify and hold harmless FFC from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by FFC and used in such calculation and any subsequent information received from the Fund or any of its designated agents.

    SECTION 5. WRITTEN AND ORAL INSTRUCTIONS. Each Written Instruction shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered proper instructions if FFC reasonably believes them to have been given by a person authorized to give such instructions with respect to the transactions involved. The Fund shall cause all Oral Instructions to be confirmed in writing. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Board of the Fund, Oral Instructions may include communications effected directly between electromechanical or electronic devices, provided that the Board and FFC are satisfied that such procedures afford adequate safeguards for the Fund's assets.

    SECTION 6. RELIANCE ON INSTRUCTIONS. For all purposes under this Agreement, FFC is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first Instruction is an Oral Instruction, a confirming Written Instruction shall be delivered, and in cases where FFC receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the broker-dealer executing the trade to send a written confirmation to FFC. FFC shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by FFC is countermanded by a timely later Written or Oral Instruction received by FFC prior to acting upon such countermanded Instruction, FFC shall act upon such later Written or Oral Instruction. The sole obligation of FFC with respect to any follow-up or confirming Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires FFC to act, the Fund shall give FFC specific Written Instructions as to the action required.

    SECTION 7. MONTHLY STATEMENTS. At the end of each month, the Fund shall cause the Custodian to forward to FFC a monthly statement of cash and portfolio transactions, which FFC shall reconcile with FFC's Accounts and Records maintained for the Fund. FFC will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

    SECTION 8. PERIODIC REPORTS. FFC shall promptly supply daily and periodic reports to the Fund or its agents as requested by the Fund and agreed upon by FFC. FFC shall prepare and maintain appropriate work papers to support the accounts that it maintains pursuant to this Agreement. FFC will prepare the following financial reports: (a) Daily trial balances; (b) Semi-annual and annual reports containing required financial statements; and (c) Schedules of purchases and sales of securities.

    SECTION 9. SHARE INFORMATION. The Fund shall, and shall require each of its agents (including without limitation its Transfer Agent and its Custodian), to provide FFC as of the close of each business day, or on such other schedule as the Fund determines is necessary, (to be delivered to FFC by 10:00 a.m. the next following business day) all data and information necessary for FFC to maintain the Fund's Accounts and Records and FFC may conclusively assume that the information to be received is complete and accurate. Among the information to be received by FFC are reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation. If supplied by the Fund, any such information shall be supplied by Written or Oral Instructions.

    SECTION 10. OTHER PROCEDURES. FFC and the Fund may from time to time adopt such procedures as they agree upon in writing, and FFC may conclusively rely on a determination by the Fund that any procedure approved by the Fund, or directed by the Fund, does not conflict with or violate any requirements of the respective Prospectus, Trust Instrument, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying FFC of any changes in regulations or rules which might necessitate changes in FFC's procedures, and for working out with FFC such changes.

    SECTION 11. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION. FFC, in performing under the terms and conditions of this Agreement, shall use its best judgment and efforts in rendering the services described herein, and shall incur no liability for its status hereunder or for any reasonable actions taken or omitted in good faith. As an inducement to FFC's undertaking to render these services, the Fund hereby agrees to indemnify and hold harmless FFC, its employees, agents, officers and trustees, from any and all loss, liability and expense, including any legal expenses, arising out of FFC's performance under this Agreement, or status, or any act or omission of FFC, its employees, agents, officers and trustees; provided that this indemnification shall not apply to FFC's actions taken or failures to act in cases of FFC's own bad faith, willful misconduct or gross negligence performance of its duties under this Agreement; and provided further that FFC shall give the Fund notice and reasonable opportunity to defend against any such loss, claim, damage, liability or expense in the name of the Fund or FFC, or both. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim or demand, and to retain counsel of good standing chosen by the Fund and approved by FFC, which approval shall not be withheld unreasonably. In the event the Fund does elect to assume the defense of any such suit and retain counsel of good standing approved by FFC, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case FFC does not approve of counsel chosen by the Fund or FFC has been advised that it may have available defenses or claims which are not available or conflict with those available to the Fund, the Fund will reimburse FFC, its officers or trustees or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any one law firm retained as counsel by FFC or them. FFC may, at any time, waive its right to indemnification hereunder and assume its own defense. Without limitation of the foregoing:

    a) FFC may rely upon the advice of the Fund or of counsel, who may be counsel for the Fund or counsel for FFC and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and FFC shall not be liable to anyone for any actions taken in good faith upon such statements.

    b) FFC may act upon any Oral Instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of the Fund to give such Oral Instruction. FFC shall have no duty or obligation to make any inquiry or effort of certification of such Oral Instruction.

    c) FFC shall not be liable for any action taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board of the Fund, and FFC may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by FFC to have been validly executed.

    d) FFC may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper document believed by it to be genuine and to have been signed or presented by the purchaser, Fund or other proper party or parties.

         SECTION 12.  COMPENSATION

         (a) FEE. For the services provided by FFC pursuant to this Agreement, the Fund shall pay to FFC a fee with respect to each Series as calculated in accordance with Appendix B hereto. These fees shall be paid monthly in advance. Fees will begin to accrue for each Series on the latter of the effective date of this Agreement or the date of commencement of operations of the Series.

    (b) REIMBURSEMENT OF EXPENSES. The Fund shall reimburse FFC for all out of pocket and ancillary costs incurred in providing any fund accounting services hereunder, including the cost of (or appropriate share of the cost of) (i) pricing services; (ii) any and all forms and stationery used or specially prepared for the purpose; (iii) postage; (iv) telephone services; (v) bank fees;
(vi) electronic or facsimile transmission; and (vii) any items the Fund is responsible for as described in the Fund's agreements with FFC, Forum Financial Services, Inc., Schroder Capital Management International Inc., or Schroder Fund Advisers Inc. The Fund shall reimburse FFC for all expenses and employee time attributable to any review of the Fund's accounts and records by the Fund's independent public accountants or any regulatory body outside of routine and normal periodic reviews. In the event that this agreement is terminated and a successor fund accountant is appointed, FFC shall be reimbursed for reasonable charges and disbursements associated with promptly transferring to the successor fund accountant the original or copies of all books and records maintained by FFC hereunder, and cooperating with, and providing reasonable assistance to, the successor fund accountant in the establishment of the books and records necessary to carry out the successor fund accountant's responsibilities.

    SECTION 13.  EFFECTIVENESS, DURATION AND TERMINATION.

    (a) EFFECTIVENESS. This Agreement shall become effective as of the date first above written with respect to the International Equity Fund, Schroder U.S. Equity Fund, Schroder U.S. Smaller Companies Fund and Schroder Emerging Markets Fund Institutional Portfolio and shall relate to any other Series as of the date on which FFC first calculates the NAV for that Series.

    (b)  DURATION.  This Agreement shall remain in effect indefinitely.

    (c) TERMINATION. This Agreement may be terminated with respect to any Series, or Class thereof, without the payment of any penalty, (i) by a vote of a majority of the Fund's Board on 60 days' written notice to FFC or (ii) by FFC on not less than 60 days' written notice to the Fund. Such termination shall be effective as of the date specified in the notice. Upon receiving notice of termination by FFC, the Fund shall use its best efforts to obtain a successor fund accountant. Upon receipt of written notice from the Fund of the appointment of the successor fund accountant and Oral or Written Instructions, and upon payment to FFC of all fees owed through the effective termination date, and reimbursement for reasonable charges and disbursements (as described in Section 12), FFC shall promptly transfer to the successor fund accountant the original or copies of all books and records maintained by FFC hereunder including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor fund accountant in the establishment of the books and records necessary to carry out the successor fund accountant's responsibilities. For so long as FFC continues to perform any of the services contemplated by this Agreement after termination of this Agreement (as agreed to by the Fund and FFC), the provisions of Sections 11 and 12 hereof shall continue in full force and effect.

    SECTION 14. SERVICE DAYS. Nothing contained in this Agreement is intended to or shall require FFC, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day. Functions or duties normally scheduled to be performed on days other than a Fund Business Day such days shall be performed on, and as of, the next Fund Business Day. Notwithstanding the foregoing, FFC shall compute the net asset value of the Fund on each day required pursuant to Rule 22 c-1 promulgated under the Act.

    SECTION 15. BOARD RESOLUTIONS. The Fund shall file with FFC a certified copy of the operative resolution of the Board authorizing the execution of Written Instructions or the transmittal of Oral Instructions.

    SECTION 16. NOTICES. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing and shall be delivered in person, or by first-class mail, postage prepaid, or by overnight or two-day private mail service to the respective party. Notice to the Fund shall be given as follows until further notice:

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         Schroder Capital Funds (Delaware)
         Two Portland Square
         Portland, Maine  04101

Notice to FFC shall be given as follows until further notice:

         Forum Financial Corp.
         Two Portland Square
         Portland, Maine 04101

    SECTION 17. REPRESENTATIONS AND WARRANTIES. The Fund represents and warrants to FFC that the execution and delivery of this Agreement by the undersigned officer of the Fund has been duly and validly authorized by resolution of the Board. FFC represents and warrants to the Fund that the execution and delivery of this Agreement by the undersigned officer of FFC has also been duly and validly authorized.

    SECTION 18.  MISCELLANEOUS.

  a) MODIFICATIONS AND AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

  b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

  c) CONSTRUCTION IF PROVISION DEEMED ILLEGAL OR INVALID. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

  d) SECTION AND PARAGRAPH HEADINGS. Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

  e) NOTICES. Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

  f) SUCCESSORS AND ASSIGNS. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of FFC, or by FFC, without the written consent of the Fund authorized or approved by a resolution of the Board.

    a) GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                  SCHRODER CAPITAL FUNDS (DELAWARE)




                                  /s/  L. E. LUCKYN-MALONE
                                  -------------------------------------------
                                  Laura E. Luckyn-Malone, President


                                  FORUM FINANCIAL CORP.



                                  /s/  JOHN Y. KEFFER
                                  -------------------------------------------
                                  John Y. Keffer, President

                           SCHRODER CAPITAL FUNDS (DELAWARE)
                              FUND ACCOUNTING AGREEMENT
                                      APPENDIX A

                     SERIES OF SCHRODER CAPITAL FUNDS (DELAWARE)
                                 AS OF MARCH 15, 1996



                             Schroder International Fund

                              Schroder U.S. Equity Fund

                         Schroder U.S. Smaller Companies Fund

                Schroder Emerging Markets Fund Institutional Portfolio

                             Schroder Latin American Fund

                    Schroder International Smaller Companies Fund

                        Schroder Global Asset Allocation Fund

                          SCHRODER CAPITAL FUNDS (DELAWARE)
                              FUND ACCOUNTING AGREEMENT
                                      APPENDIX B

    Standard Fee per Series with one Class                 $36,000/year

    Fee for each additional Class                          $12,000/year

    Plus additional surcharges for each of:

         Global or International Funds                     $24,000/year

         Tax Free Money Market Funds                       $12,000/year

         Series with more than 25% of net assets
           invested in asset backed securities             $1000/month

         Series with more than  50% of net assets
           invested in asset backed securities             $1000/month

         Series with more than 100 security positions      $1,000/month

         Series with a monthly portfolio turnover
           rate of 10% or greater                          $1,000/month

    Monthly surcharges are determined based upon the total assets or security positions as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in Securities and Exchange Commission Form N-1A.

    The rates set forth above shall remain fixed through December 31, 1995. On January 1, 1996, and on each successive January 1, the rates shall be adjusted to reflect changes in the Consumer Price Index for the preceding calendar year, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

    Notwithstanding the foregoing, FFC agrees, with respect to the Schroder U.S. Smaller Companies Fund, to waive its surcharge for Series with more than 100 security positions for so long as the number of security positions remains close to 100 security positions. If the number of security positions held by Schroder U.S. Smaller Companies Fund materially exceeds 100 security positions for any consecutive two month period, FFC shall have the right, following notification to the Fund, to be paid the surcharge set forth above for Series having more than 100 security positions.

    During any period in which International Equity Fund or Schroder Emerging Markets Fund Institutional Portfolio, or any other series of the Trust, invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with
Section 12(d)(1)(E) under the Investment Company Act of 1940, the fee payable hereunder shall be $12,000 annually for each series so invested.